Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 5, 2019 relating to the financial statements of Active Nutrition (the combination of Premier Nutrition Corporation, Dymatize Enterprises, LLC and Active Nutrition International GmbH of Post Holdings, Inc.), which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-233867) of BellRing Brands, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-233867) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

October 16, 2019